EXHIBIT 10.1
PROMISSORY NOTE

$200,000	August 11, 2005
     FOR VALUE RECEIVED, SINO SILVER CORP., a Nevada corporation (“Maker”), promises to pay to ARCADE INVESTMENTS LTD. (the “Payee”), the sum of Two Hundred Thousand Dollars ($200,000), together with interest on the principal hereof from time to time outstanding from the date hereof until maturity at the per annum rate hereinafter stated, said principal and interest being payable in lawful money of the United States of America at _______________, or at such other place which Payees may hereafter designate in writing.
     The unpaid principal amount from time to time outstanding on this note (the “Note”) shall bear interest during the term of the loan evidenced hereby at a rate of eight percent (8%) per annum, The interest rate applicable to the unpaid principal amount from time to time outstanding on this Note, whether prior to or following maturity, is referred to herein as the “Agreed Rate”. After maturity (whether by acceleration in the event of default or otherwise), all amounts outstanding hereunder shall bear interest at the lesser of eighteen (18%) percent per annum or the highest rate permitted by applicable law.
     Interest on this Note shall be calculated on a per annum basis of 365 or 366 days, as the case may be.
     All sums paid hereon (whether regularly scheduled payment or prepayment) shall be applied first to the satisfaction of accrued unpaid interest and the remainder, if any, to the reduction of the principal balance hereof.
     All principal plus interest payable here under shall accrue, and shall become payable in full, upon the earlier of (i) one year from the date of execution of this Note; or (ii) receipt from Maker of $200,000 from any equity or debt financing which occurs within such one year period.
     Maker shall have the privilege to prepay this Note at any time, and from time to time, in whole or in part, without penalty or fee. Any prepayment of principal under this Note shall include accrued interest to the date of prepayment on the principal amount being prepaid.
     In the case of an Event of Default (as defined below) which is not cured within thirty (30) days after Maker receives written notice from Payee of the existence of such Event of Default, then Payee shall have the option, to the extent permitted by applicable law, to declare this Note due and payable (unless, as provided below, an Event of Default occurs which causes this Note to be automatically due and payable, upon which no declaration shall be required), whereupon the entire unpaid principal balance of this Note and all accrued unpaid interest thereon shall thereupon at once mature and become due and payable without presentment, demand, protest or notice of any kind (including, but not limited to, notice of intention to accelerate or notice of acceleration), all of which are hereby expressly waived by Maker. Upon the occurrence of an Event of Default, Maker shall be liable to Payee for all costs, attorneys fees and expenses of any type or sort whatsoever that Payee incurs in collection of the sums due hereunder or in the enforcement of its rights under this Note and/or applicable law.
     The occurrence of any one or more of the following events with regard to Maker shall constitute an Event of Default hereunder:
(A)	Maker shall fail to pay when due the principal or interest hereunder;

(B)	Maker shall fail to perform any of the obligations, covenants or agreements legally imposed by the terms of this Note;

(C)	Maker shall admit its inability to pay its debts as they mature or shall make any assignment for the benefit of itself, its subsidiaries or parent companies if any, or any of its creditors;

(D)	Maker shall default in the payment or performance of any other indebtedness or obligations that Maker owes to Payee or is obligated to Payee to perform;

(E)	A receiver or trustee shall be appointed for the Maker or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Maker and such receiver or trustee shall not be discharged within sixty (60) days of his or her appointment, or Maker shall discontinue business or materially change the nature of its business; or

(F)	A judgment creditor of Maker shall file or commence any levy of attachment, execution or other similar process against assets of Maker valued in excess of $50,000 measured in United States dollars, which potential loss is not covered by insurance or which proceeding is not being contested in good faith by Maker.
     It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time during the term of this Note. Accordingly, it is agreed that, notwithstanding any provision of this Note to the contrary, if any transaction or transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Note, or any agreement entered into in connection with this Note, it is agreed as follows: (i) the provisions of this paragraph shall govern and control; (ii) the aggregate of all interest under applicable law that is contracted for, charged or received under this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be promptly credited to Maker by Payee (or, if such consideration shall have been paid in full, such excess shall be promptly refunded to Maker by Payee); (iii) neither Maker nor any other person or entity now or hereafter liable in connection with this Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum interest permitted by the applicable usury laws; and (iv) the effective rate of interest shall be ipso facto reduced to the Highest

Lawful Rate. All sums paid, or agreed to be paid, to Payee for the use, forbearance and detention of the indebtedness of Maker to Payee shall, to the extent permitted by applicable law, be amortized, pro rated, allocated and spread throughout the full term of the indebtedness described in this Note, until payment in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. The maximum lawful interest rate, if any, referred to in this paragraph that may accrue pursuant to this Note is referred to herein as the “Highest Lawful Rate”. If at any time the Agreed Rate shall exceed the Highest Lawful Rate, or thereafter the Agreed Rate should become less than the Highest Lawful Rate, the rate of interest payable in such latter time shall be the Highest Lawful Rate until Payee shall have received the amount of interest which Payee would have otherwise have received if the Agreed Rate had not been limited by the Highest Lawful Rate during the period of time that the Agreed Rate exceeded the Highest Lawful Rate. If at maturity or final payment of this Note the total amount of interest paid or accrued under the foregoing provisions is less than the total amount of interest which would have accrued if the Agreed Rate had at all times been in effect, then Maker agrees to pay to Payee, to the extent allowed by law, an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued if the Highest Lawful Rate had at all times been in effect or (ii) the amount of interest which would have accrued if the Agreed Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Note.
     Except as otherwise provided herein, Maker and all other parties now or hereafter liable hereon severally waive any grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto. Maker further agrees that in connection with the enforcement of Payee’s rights here under, it will not be required of Payee to first institute or exhaust any or all of its rights or remedies hereunder or under applicable law before Maker or any other party shall be liable hereon or before exercising any rights on or against any security for this Note.
     If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or legal banking holiday, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment.
     This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Nevada and of the United States of America, without giving effect to principals of conflict of laws.
     This Note is unsecured.
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     Prior to signing this Note, Maker read and understood all of the provisions of this Note. Maker agrees to the terms of this Note and acknowledges receipt of a completed copy of this Note.

MAKER: SINO SILVER CORP.
By:	/s/ David Bikerman
David Bikerman
Its: President

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